Exhibit 5.3

April 28, 2025

Client/Matter No.: J90229/M02

To:	J-Star Holding Co., Ltd.
7/F-1, No.633, Sec. 2, Taiwan Blvd.
Xitun District, Taichung City 407
Taiwan

Re:	Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, which, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for J-Star Holding Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, solely in connection with the initial public offering of the ordinary shares issued by the Company (the “Offering”) pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiaries” means Bohong Technology Jiangsu Co., Ltd. and Dongguan Changrong New Material Technology Co., Ltd.; (D) “PRC Investments” means YMA Composite Materials (DG) Co., Ltd. and Forwell Sports Equipment Co., Ltd.; (E) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (F) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

I.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents, corporate records and certificates issued by the PRC Authorities (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant PRC Authorities and appropriate representatives of the Company, the PRC Subsidiaries and the PRC Investments.

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In giving this opinion, we have assumed without independent investigation that:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company, the PRC Subsidiaries and the PRC Investments in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries, and the PRC Investments have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means, and the Documents provided to us conform with those documents submitted to the PRC Authorities for such purposes;

(9)	that all explanations and interpretations provided by government officials duly reflect the official position of the relevant PRC Authorities and are complete, true and correct;

(10)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws, in any and all respects; and

(11)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

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II.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	Based on our understanding of the current PRC Laws, the ownership structures of the PRC Subsidiaries and the PRC Investments both currently and immediately after giving effect to the Offering, do not violate applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(2)	Based on our understanding of the explicit provisions under the PRC Laws, as disclosed in “Risks Factors – Risks Related to Conducting Operations in PRC - The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law” in the Registration Statement, and assuming no offer, issuance or sale of the ordinary shares has been or will not be made directly or indirectly within the PRC, we are of the opinion that a prior approval from the CSRC is not required for the Offering. Further, we are of the opinion that the Offering does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that the Company is not required to complete the filing procedures with CSRC as stipulated by the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines promulgated by the China Security Regulatory Commission on February 17, 2023, which came into effect on March 31, 2023. Please see Appendix I for our separate opinion dated April 28, 2025 regarding the Company’s CSRC filing obligation. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(3)	There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of U.S. courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(4)	To the best of our knowledge after due and reasonable inquiry, the statements set forth in the Prospectuses under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate Structure,” “Business,” “Regulations” and “Taxation – People’s Republic of China Taxation,” in each case insofar as such statements describe or summarize matters of the PRC Laws, fairly reflect the matters purported to be summarized therein in all material respects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which causes such statements misleading in any material respect.

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(5)	The statements made in the Registration Statement under the caption “Taxation – People’s Republic of China Taxation” to the extent that the discussion states definitive legal conclusions under the PRC tax laws and regulations, subject to the qualifications therein, represent our opinion on the matters described therein in all material respects.

III.	Qualifications

This opinion is subject to the following qualifications:

(1)	This opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	This opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

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(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due and reasonable inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Subsidiaries, the PRC Investments and PRC Authorities.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Subsidiaries or the PRC Investments or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

By	/s/Yu-Wen Chen
Yu-Wen Chen

By	/s/Ying-Ju Ten
Ying-Ju Teng

L&L-LEAVEN, ATTORNEYS-AT-LAW

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Appendix I

April 28, 2025

Client/Matter No.: J90229/M02

J-Star Holding Co., Ltd.

7/F-1, No.633, Sec. 2, Taiwan Blvd.

Xitun District, Taichung City 407

Taiwan

Re: J-Star CSRC Filing Obligation

Ladies and Gentlemen:

We have acted as special counsel in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to J-Star Holding Co., Ltd. (“J-Star” or the “Company” or the “Issuer”), in connection with the initial public offering of the ordinary shares issued by J-Star, pursuant to the registration statement on Form F-1, as amended (“Form F-1”), filed with the U.S. Securities and Exchange Commission relating to the registration under the U.S. Securities Act of 1933, as amended (the “Proposed Listing”).

This opinion is based on the assumptions set out in Appendix 1 attached hereto, which have not been independently verified. This opinion is subject to the qualifications set out in Appendix 2 attached hereto.

This opinion is given under and with respect to the laws of the PRC in effect as of the date hereof. No opinion is expressed as to the laws of any other jurisdiction.

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Based on the foregoing, we are of the following opinion:

Part I: Legal Requirements and Criteria

According to the Equity Transfer Agreements entered into by and among GOAL BEYOND LIMITED (“GBL”), a 100% owned subsidiary of J-Star incorporated in Samoa, and three individual transferees (i.e., Tao Zhang, Jianfeng Hu and Jialin Zhao) dated April 1, 2023, GBL transferred 30.4990% equity of Forwell Sports Equipment Co., Ltd. (“Dongguan Forwell”) and 30.4873% equity of YMA Composite Materials (DG) Co., Ltd. (“Dongguan YMA”) to Tao Zhang, 24.9986% equity of Dongguan Forwell and 24.9855% equity of Dongguan YMA to Jianfeng Hu and 24.9986% equity of Dongguan Forwell and 24.9855% equity of Dongguan YMA to Jialin Zhao. After the completion of such equity transfer, GBL holds 19.5037% equity interest in Dongguan Forwell and 19.5417% equity interest in Dongguan YMA (“Disposal”). According to the register of shareholders issued by Dongguan Forwell and Dongguan YMA, the transfer of Dongguan Forwell’s equity was completed on April 14, 2023, and the transfer of Dongguan YMA’s equity was completed on April 17, 2023. According to the equity transfer agreements and its supplemental agreements, the buyers shall pay to GBL the equity transfer price of USD 5,232,500 in three installments. The specific installment payment dates are: December 31, 2023, December 31, 2024, and December 31, 2025. As of the date of this opinion, the Buyers have made the first two installment payments according to the equity transfer agreements.

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Pursuant to the Article 5 of the Notice of the Arrangements for the Recordation-Based Administration of Overseas Offering and Listing by Domestic Enterprises issued by the China Security Regulatory Commission (the “CSRC”) on February 17, 2023, a domestic enterprise that have submitted valid applications for overseas issuance and listing, and yet not obtained the approval of overseas regulatory authorities or stock exchanges before the effective of the Trial Measures, may file with the CSRC in a reasonable time, and shall complete the filing procedure before the completion of the overseas issuance and listing.

According to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines promulgated by the CSRC on February 17, 2023, which came into effect on March 31, 2023 (the “Trial Measures”), domestic companies seeking to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application.

As to the criteria for the determination of “indirect overseas offering and listing by a PRC domestic company,” Article 15 of the Trial Measures provides that, if the issuer meets both of the following criteria, the overseas offering and listing conducted by such issuer shall be deemed as an indirect overseas offering and listing by a PRC domestic company:

(1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year were derived from PRC domestic companies; and

(2) the majority of the issuer’s business activities are carried out in Chinese mainland, or its main place(s) of business is/are located in Chinese mainland, or the majority members of the senior management team in charge of its business operations and management are PRC citizens or have their principal place of residence located in Chinese mainland.

The Trial Measures also require that the determination as to whether a PRC domestic company is seeking an indirect overseas offering and listing of securities shall be made on a substance over form basis. Moreover, where the PRC domestic companies are determined as seeking an indirect overseas offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC.

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The conditions under Article 15 (1) and (2) of the Trial Measures must be “simultaneously met,” which means that, for instance, if an issuer’s domestic operating revenue in the PRC accounts for more than 50% of the issuer’s operating revenue for the same period, but the issuer’s main business activities are carried out overseas and the main places of business are not located in the PRC, and a majority of the senior management responsible for business management are not PRC citizens and do not reside in the PRC, then this issuer should not be considered a PRC domestic company indirectly listing overseas.

In the present case, in order to determine whether the conditions under Article 15 (1) are met, it would be necessary to calculate the relevant domestic revenue, profit and assets based on J-Star’s audited consolidated financial statements for the most recent fiscal year. According to J-Star group’s corporate structure diagram previously provided to us as well as the relevant disclosures in Form F-1, prior to the completion of the Disposal, J-Star directly and indirectly owned 100% of the shares of three subsidiaries in the PRC, which are (i) Dongguan YMA; (ii) Dongguan Forwell; and (iii) Bohong Technology Jiangsu Co., Ltd (“Bohong Technology”). Among the three PRC subsidiaries, Dongguan YMA and Dongguan Forwell are involved in providing supportive services to the group, mainly the manufacturing of products, and they do not have any sales to external customers, whereas, Bohong Technology does not have any operating business activities. Based on the foregoing, prior to the Disposal, we believe that the entities that may be considered as the main domestic enterprises creating domestic income for the Issuer are Dongguan YMA, Dongguan Forwell and Bohong Technology. Hence, to determine whether the Issuer’s Proposed Listing constitutes an indirect overseas listing of a domestic company and falls within the regulatory scope of the CSRC, the following factors need to be considered. If, at least one of the conditions in items 1-4 listed below and, concurrently, at least one of the conditions in items 5-8 also listed below are met, then J-Star will be required to complete filing procedures with the CSRC for recordation.

1.	the operating revenue of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC accounts for more than 50% of J-Star’s operating revenue for the same period in the most recent fiscal year;

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2.	the total profit of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC accounts for more than 50% of J-Star’s total profit for the same period in the most recent fiscal year;

3.	the total assets of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC accounts for more than 50% of J-Star’s total assets for the same period in the most recent fiscal year;

4.	the net assets of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC accounts for more than 50% of J-Star’s net assets for the same period in the most recent fiscal year;

5.	the majority of J-Star’s business activities are carried out in Chinese mainland;

6.	the main place(s) of business of J-Star is/are located in Chinese mainland;

7.	the majority members of the senior management team in charge of J-Star’s business operations and management are PRC citizens; and

8.	the majority members of the senior management team in charge of J-Star’s business operations and management are domiciled in Chinese mainland.

Part II: Analysis

Our analysis in this Part II involves an examination and identification of the eight factors mentioned above, as well as a comprehensive assessment of their fulfillment or non-fulfillment.

1.	Regarding the fulfillment of the financial data indicators in items 1-4:

Despite the fact that the transactions related to the Disposal occurred in mid-April 2023, the relevant financial data of Dongguan YMA and Dongguan Forwell will still be calculated as J-Star’s domestic revenue, profit and assets based on the group’s audited consolidated financial statements for the fiscal year ended and as of December 31, 2022. According to J-Star’s audited consolidated financial statements for the fiscal year ended and as of December 31, 2022, we itemize the relevant financial data as follows:

(a)	the operating revenue of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC was USD 33,163,895; J-Star’s operating revenue for the same period was USD 39,379,369;

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(b)	the total profit of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC was USD (448,040); J-Star’s total profit for the same period was USD 124,305;

(c)	the total assets of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC was USD 27,334,927; J-Star’s total assets for the same period was USD 40,744,997; and

(d)	the net assets of Dongguan YMA, Dongguan Forwell and Bohong Technology in the PRC was USD 6,967,452; J-Star’s net assets for the same period was USD 9,904,105.

Although the (a), (c) and (d) data of the domestic companies exceeds 50% of J-Star’s (a), (c) and (d) for the same period according to the audited consolidated financial statements for the fiscal year ended and as of December 31, 2022, according to the Issuer’s consolidated financial statements for the fiscal year ended and as of December 31, 2023, as of the date of completion of the Disposal, Dongguan YMA and Dongguan Forwell were excluded from the consolidated financial statements.

According to J-Star’s audited consolidated financial statements for the fiscal year ended and as of December 31, 2023, we itemize the relevant financial data as follows:

(a)	the operating revenue derived from the PRC Subsidiaries was nil; J-Star’s operating revenue for the same period was USD 23,777,952;

(b)	the total profit derived from the PRC Subsidiaries was nil; J-Star’s total profit for the same period was USD 1,418,643;

(c)	the total assets derived from the PRC Subsidiaries was USD 104,735; J-Star’s total assets for the same period was USD 21,088,906; and

(d)	the net assets derived from the PRC Subsidiaries was USD 101,386; J-Star’s net assets for the same period was USD 11,852,248.

Further, according to J-Star’s audited consolidated financial statements for the fiscal year ended and as of December 31, 2024, we itemize the relevant financial data as follows:

(a)	the operating revenue derived from the PRC Subsidiaries was nil; J-Star’s operating revenue for the same period was USD 17,563,985;

(b)	the total profit derived from the PRC Subsidiaries was nil; J-Star’s total profit for the same period was USD 1,104,213;

(c)	the total assets derived from the PRC Subsidiaries was USD 11,200; J-Star’s total assets for the same period was USD 24,376,382; and

(d)	the net assets derived from the PRC Subsidiaries was USD 8,704; J-Star’s net assets for the same period was USD 12,999,263.

As of the date of this legal opinion, it is not likely that J-star will be deemed to have met the criteria for the determination of “indirect overseas offering and listing by a PRC domestic company” under Article 15 (1) of the Trial Measures.

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Further, after the Disposal is completed, from a legal perspective, the Issuer no longer has control over Dongguan YMA and Dongguan Forwell (as analyzed below). On December 4, 2023, Dongguan Changrong New Material Technology Co., Ltd. (“Dongguan Changrong”) was incorporated in the PRC with its 100% of the shares indirectly owned by J-Star. As such, we understand that Bohong Technology and Dongguan Changrong will be the PRC subsidiaries owned by J-Star to be included in the consolidated financial statements for the fiscal years ended and as of December 31, 2024 and 2023 for the calculation of operating revenue, total profit, total assets or net assets. However, since Bohong Technology and Dongguan Changrong are currently non-operating subsidiaries, it is unlikely that J-Star will meet the criteria stipulated in Article 15 (1) of the Trial Measures at the time of listing.

In light of the foregoing, even if the Issuer’s consolidated financial statements for the fiscal year ended and as of December 31, 2022 had met the criteria under Article 15 (1), the Issuer does not meet the financial data indicators specified in items 1-4 above for the fiscal years ended and as of December 31, 2024 and 2023 and at the time of the Proposed Listing.

2.	Regarding the fulfillment of the conditions in items 5-8

(a)	As of the date of this legal opinion, J-Star’s operations are conducted through its subsidiaries in Taiwan, Hong Kong and Samoa with the headquarters in Taiwan, and the majority of Issuer’s business activities are not carried out in Chinese mainland

First of all, according to Article 8 of the Enterprise Accounting Standards No. 31 - Statement of Cash Flows, “business activities” refer to all transactions and events of an enterprise other than investment and financing activities. Investment activities refer to the purchase, construction, and disposal of long-term assets of the enterprise that are not included in cash equivalents, while financing activities refer to activities that cause changes in the size and composition of the enterprise’s capital and debt. Given the foregoing, an enterprise’s business activities refer to all transactions and events other than investment and financing activities. If the investment in a company is not an investment activity but regarded as a business activity, then the investor that invests in the company should have control over the company.

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According to Article 6 of Guideline No.1 on the Application of Regulatory Rules on Overseas Securities Offerings and Listings concerning the determination of control, the control relationship or control rights referred to in Article 22 of the Trail Measures and the guidelines refer to the actual control formed by individual or joint, direct or indirect ownership of equity, voting rights, trusts, agreements, and other arrangements.

In addition, by referring to other conditions for the determination of control right, from a legal perspective, the general determination criteria for an investor to enjoy control right over the invested company are summarized as follows:

i.	the investor holds control through absolute (50%) equity control, relative (30%) equity control, or acquisition of assets;

ii.	the voting items and voting mechanism of the shareholders’ meeting of the entity being invested and the historical attendance and voting conditions; the constitution and voting mechanism of the board of directors or supervisors of the entity being invested;

iii.	the right to appointment and removal of senior executives of the entity being invested;

iv.	the relationships among the shareholders and among the directors, including whether there exists a standing proxy and whether there are persons acting in concert; and

v.	whether there exists material commercial relations, cooperation agreements, etc. between the investor and the entity that is being invested in.

As to whether the Issuer has control over the PRC Investments, our analysis is as follows:

i.	In terms of the current equity structure and the shareholders’ shareholding percentage of Dongguan YMA and Dongguan Forwell, after the Disposal is completed, J-Star’s shareholdings in Dongguan YMA and Dongguan Forwell are only 19.5417% and 19.5037% respectively, which are far from reaching the proportion of absolute (50%) equity control or relative (30%) equity control. According to the register of shareholders issued by Dongguan Forwell and Dongguan YMA, the transfer of Dongguan Forwell’s equity was completed on April 14, 2023, and the transfer of Dongguan YMA’s equity was completed on April 17, 2023, and GBL is no longer a major shareholder of Dongguan YMA and Dongguan Forwell.

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ii.	Furthermore, according to the Articles of Association of Dongguan YMA, Dongguan YMA does not have a board of directors, but only an executive director who shall be elected by the shareholders meeting by ordinary resolution. Hence, J-star has no right to unilaterally decide the selection of Dongguan YMA’s executive director. Further, the current executive director of Dongguan YMA is Rongchang Chen, who is not nominated or appointed by J-Star. According to the Articles of Association of Dongguan Forwell, Dongguan Forwell has established a board of directors with three members. The directors shall be elected by the shareholder’s meeting and J-star has no right to unilaterally decide the selection of Dongguan Forwell’s directors. Therefore, from the perspective of the composition of the board of directors and nomination and removal of directors, the Issuer has no control over the PRC Investments’ corporate governance and operation management.

iii.	Moreover, according to the Issuer’s confirmation, it has not entered into any agreements or arrangement with other shareholders of Dongguan YMA and Dongguan Forwell, such as entrustment to exercise voting rights or agreements to act in concert, to realize joint control;

iv.	In addition, according to the Issuer’s confirmation, although there is an ODM/OEM agreement with Dongguan YMA and Dongguan Forwell, J-Star only places orders with Dongguan YMA and Dongguan Forwell without providing raw materials for production. In the absence of J-Star’s orders, Dongguan YMA and Dongguan Forwell remain capable (including operational capacity and financial capacity) in acquiring orders from other customers, procuring raw materials, purchasing equipment and delivering products to other customers after completion of production.

In conclusion, taking into account that as of the completion of the Disposal, the Issuer no longer has control over Dongguan YMA and Dongguan Forwell, which used to be the wholly-owned PRC subsidiaries of J-Star, to conduct a further assessment in accordance with the principle of substance over form, we believe that the remaining 19.5% equity interests would only be regarded as a form of equity investment rather than carrying out business activities in the PRC. Since the Issuer’s majority business activities are not carried out in the PRC, it is unlikely that any inference would be drawn suggesting that the domestic interests and benefits obtained by Dongguan YMA and Dongguan Forwell can be listed and offered overseas through the issuer (as an indirect minor shareholder of such two companies).

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(b)	As of the date of this legal opinion, J-Star is a holding company with no operations of its own and conducted its business through the subsidiaries in Taiwan, Hong Kong and Samoa with its headquarters, research and development center and material laboratory located in Taiwan, and the main place of business of J-Star is not located in Chinese mainland

According to the relevant disclosures in Form F-1 and J-Star’s explanation, the Issuer’s headquarter, decision-making management and place of business are located in 7/F-1, No. 633, Sec. 2, Taiwan Blvd., Xitun District, Taichung City 407, Taiwan, and are not located in the Chinese mainland.

Additionally, based on the analysis above, after the Disposal is completed, the main revenue of the Issuer will not primarily derived from the PRC entities, and Dongguan YMA and Dongguan Forwell cannot be identified as the main places of business of the Issuer.

(c)	As of the date of this legal opinion, none of the members of the senior management team in charge of J-Star’s business operations and management are PRC citizens

According to the relevant disclosures in Form F-1, the directors and executive officers are set forth below. According to our verification on the passport and identity information of such directors and executive officers, the senior managers are citizens of USA and India as well as Taiwan residences, and none of the members of the senior management team in charge of J-Star’s business operations and management are PRC citizens.

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Directors and Executive Officers	Position/Title
Jing-Bin Chiang	Chairman, Chief Executive Officer and Director
Abraham Pullolickel Ittycheriah	Chief Financial Officer
Ting-Pang Sung	Director
Ching-Chou Huang	Independent Director
Shen-Huei Wang	Independent Director
Ping-Hong Lin	Independent Director

(d)	As of the date of this legal opinion, none of the members of the senior management team in charge of J-Star’s business operations and management are domiciled in Chinese mainland.

As the passport information of the above senior management team does not fully state their entry and exit records in the PRC, according to J-Star’s confirmation, these directors and executive officers have not lived continuously in Chinese mainland for more than one year after leaving their domicile, which does not meet the requirements of having domicile in Chinese mainland.

3.	Other factors

According to Form F-1, we do not believe that the risk factors disclosed therein are primarily related to PRC. Further, based on our understanding of the legislative intent of the Trial Measures, the so-called “determination to be made on a substance over form basis” is ultimately a judgment as to whether the Issuer is “an enterprise whose principal business activities are in the Chinese mainland” which is different from the overseas listing enterprises such as JINGDONG Industrials, Inc. (京东工业股份有限公司), whose main business places are in the PRC, whose business activities are mainly carried out in the PRC, and whose domestic business entities contribute most of their total revenue. From the perspective of J-Star’s current group structure, its headquarters and research and development center are located in Taiwan, and its sales center is located in Hong Kong. The Issuer’s original control over Dongguan YMA and Dongguan Forwell has been changed into equity investment through Disposal transactions. Even if the Issuer actually controls Bohong Technology and Dongguan Changrong in the PRC, Bohong Technology and Dongguan Changrong have not yet been put into operation. Therefore, it can be concluded that J-Star’s shareholdings in the PRC companies are merely equity investment rather than carrying out business activities in the PRC.

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Aside from the foregoing, we found no other factors that may cause the Issuer to be identified/considered as seeking an indirect overseas offering and listing in an overseas market by domestic companies.

Moreover, pursuant to Guideline No.2 on the Application of Regulatory Rules on Overseas Securities Offerings and Listings: Content and Format of Filing Materials, the contents of the filing report and domestic legal opinions shall include the issuer’s major subsidiaries, domestic operating entities and controlling relationships, etc., and shall also provide the basis for determining the major subsidiaries and domestic operating entities. However, based on the aforementioned analysis and assertions, we are unable to identify Dongguan YMA and Dongguan Forwell as the major subsidiaries or domestic operating entities of J-Star. There exist no major domestic operating entity that can be designated by the Issuer to be responsible for the filing procedures with the CSRC.

Part III: Conclusion

To sum up, even if the Issuer’s consolidated financial statements for the fiscal year ended and as of December 31, 2022 had met the criteria under Article 15 (1), the financial data for the fiscal year ended and as of December 31, 2024 and 2023 did not meet the filing requirements. According to the Trial Measures, the filing assessment criteria are based on the financial data of the most recent fiscal year. In our present case, since the issuer’s financial data for the fiscal year ended and as of December 31, 2024 did not meet the filing requirements, and it can be determined that the Issuer does not have control over Dongguan YMA and Dongguan Forwell at the time of applying for the Proposed Listing, to follow the principle of substance over form, we are of the opinion that, this offering and listing of securities by J-Star does not constitute an “indirect overseas offering and listing by PRC domestic companies” under Article 15 (1) of the Trial Measures and that J-Star is not required to complete the filing procedures as stipulated by the Trial Measures.

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Sincerely Yours,

L&L-LEAVEN, ATTORNEYS-AT-LAW

By	/s/ Yu-Wen Chen
Yu-Wen Chen

By	/s/ Ying-Ju Ten
Ying-Ju Teng

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Appendix 1

Assumptions

In rendering the opinions expressed below, we have assumed without further inquiry:

1.	All signatures and seals on all the documents submitted to us are genuine, and all documents submitted to us as originals are true and authentic and as copies are in conformity with their originals.

2.	Save as otherwise stated herein, all the documents submitted to us are duly and validly authorized and executed and are still in full force and effect as of the date hereof and have not been otherwise amended, altered, rescinded or revoked and there is no circumstance or situation which would make all the documents illegal, void and null, or unenforceable.

3.	All documents dated earlier than the date of this opinion on which we have expressed reliance remain accurate, complete and in full force and effect at the date of this opinion.

4.	Where any document has been provided to us in undated form, it has been/will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as that provided to us.

5.	The execution, delivery and performance of any document or agreement by each of the parties thereto is within the capacity and power of each of them; the rights and obligations of the parties under any document or agreement governed by any law are or, when such document has been duly executed, will be legally valid, binding and enforceable.

6.	All the documents/information requested by us for the purpose of our due diligence review over Dongguan YMA and Dongguan Forwell (collectively, the “PRC Investments”), as well as Bohong Technology and Dongguan Changrong (collectively, the “PRC Subsidiaries”) have/has been provided by the Company, the PRC Investments and/or the PRC Subsidiaries to us and although we are not aware that any material documents/information have/has been withheld or not provided to us, we further assume that no material documents/information whenever requested during the due diligence process have/has been withheld or otherwise not provided to us for any reason.

7.	Insofar as this opinion relies on any decision of any court or the orders, rulings, regulations or dispositions of or by other government authorities or agency or any government guidelines or policy statement, it is based exclusively on those materials published and available to the public through the public searches conducted by us as described herein as of the date of this opinion.

8.	There are no agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in relation to the Proposed Listing or which restrict the powers and authority of the the PRC Investments and PRC Subsidiaries in any way.

9.	The rights and obligations of the parties under any document governed by any law (other than the PRC law) are or, when such document has been duly executed, will be legally valid and binding.

10.	All facts and information stated or given in all documents, including but not limited to J-Star group’s corporate structure diagram, the Disposal transactions and related trading flows, are true, accurate and complete in all respects and that such information has not, since the dates on which such facts and information were provided to us, been altered.

11.	All opinions and views expressed by the Company, the PRC Investments or the PRC Subsidiaries through its shareholder, officers, employees, agents or advisers are honestly held and that all such opinions and views expressed were when made and continue to be based on reasonable assumptions and that all statements of fact by any of the foregoing persons were when made and continue to be true, accurate, correct and not misleading in any way; and that they have not omitted to inform us of any matter or thing which is material in relation to the enquiries raised by us.

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Appendix 2

Qualifications

The opinions are subject to the following qualifications:

1.	The exercise of any right may not be repugnant to public interests or have a primary purpose to harm another person, and such right must be exercised in good faith.

2.	No liability arising from willful misconduct or gross negligence may be disclaimed in advance.

3.	Any determination, certificate or other matters stated in Form F-1 or any other document to be conclusive may, nevertheless, be subject to the review by the court.

4.	This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC laws and regulations affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

5.	The statute of limitations for the right of claim against a debtor shall be extinguished as to any amount of principal, if not exercised within the specified period prescribed by laws. Any specified period prescribed by a statute of limitations may not be shortened or extended unilaterally or by contract and any entitlement granted under a statute of limitations may not be waived in advance.

6.	We were not involved in the registration of the PRC Investments or the PRC Subsidiaries and have not acted as its regular corporate counsel.

7.	We have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

8.	No independent search, investigation or other verification action has been conducted by us with any governmental authorities for the purpose of this opinion.

9.	Any provision of any document that provides for the consequence of a breach of that document may be unenforceable if that consequence constitutes a penalty and the court deems the agreed penalty is disproportionately high and thus reduce it to a reasonable amount.

10.	Any provision of any documents allowing an invalid, illegal or unenforceable provision to be severed from other provisions may be disregarded by a court.

11.	This opinion is subject to the discretion of any competent PRC legislatives, administrative or judicial bodies in exercising their authority in the PRC.

12.	This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

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